Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE
Media Contact:
Julie Pekarek
Chief Marketing Officer
414.977.4254
jpekarek@merge.com

SEC CONCLUDES INVESTIGATION OF MERGE HEALTHCARE
Settlement Imposes No Financial Penalties on Company

Milwaukee, WI – November 4, 2009 - Merge Healthcare (NASDAQ: MRGE), a health IT solutions provider, today announced its settlement with the SEC of the multi-year investigation into the conduct of two former company executives, and the circumstances which led to a restatement in 2006 of the company’s 2002 through 2005 financial statements.  This investigation ran concurrent with two shareholder lawsuits, which were resolved in 2008.

The complaint, filed by the SEC in federal court today, charged Merge with record-keeping violations, and charged two of the company’s former executives with accounting fraud.  In resolving this matter, the SEC decided not to charge the company with fraud nor assess any penalty against the company for the actions of its former executives.  This outcome is in alignment with Merge’s expectations, as previously disclosed.

"Merge Healthcare is glad to see that the SEC considered the facts and circumstances, as well as Merge’s cooperation, in reaching this resolution," says Justin Dearborn, Merge CEO.  "This has been a long and difficult process for the company, even though these issues happened several years ago.  Employees, customers and shareholders all welcome the closing of this chapter of Merge’s history."

Merge Healthcare develops software solutions that automate healthcare data and diagnostic workflow to create a more comprehensive electronic record of the patient experience.  Merge products, ranging from standards-based development toolkits to fully integrated clinical applications, have been used by healthcare providers worldwide for over 20 years. Additional information can be found at www.merge.com.

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